Exhibit 2.2

OMNIBUS AMENDMENT AGREEMENT

(Fossil Rock Note and Waiver of Conditions)

THIS OMNIBUS AMENDMENT AGREEMENT (“Agreement”) is entered into and effective as of June 5, 2015, by and among (i) FOSSIL ROCK RESOURCES, LLC, a Delaware limited liability company (“Fossil Rock”), (ii) HUNTER PREP PLANT, LLC, a Delaware limited liability company (“HPP”), (iii) BOWIE COAL SALES, LLC, a Delaware limited liability company (“BCS”), (iv) FOSSIL ROCK FUELS, LLC, a Delaware limited liability company (“FRF”), and (v) PACIFICORP, an Oregon corporation (“PCC”).

RECITALS:

WHEREAS, PCC and BCS are parties to that certain Coal Supply Agreement dated as of December 12, 2014 (the “Huntington CSA”), pursuant to which BCS has agreed to supply coal to PCC’s Huntington Power Plant in Emery County, Utah, as described more fully in the Huntington CSA;

WHEREAS, Fossil Rock and FRF are parties to that certain Asset Purchase and Sale Agreement (Fossil Rock Assets) dated as of December 12, 2014 (the “FR Asset Purchase Agreement”), pursuant to which Fossil Rock has agreed to purchase, and FRF has agreed to sell, the “Purchased Assets” described in the FR Asset Purchase Agreement;

WHEREAS, Fossil Rock and PCC are parties to that certain Asset Purchase and Sale Agreement (Trail Mountain Assets) dated as of December 12, 2014 (the “TM Asset Purchase Agreement”), pursuant to which Fossil Rock has agreed to purchase, and PCC has agreed to sell, the “Purchased Assets” described in the TM Asset Purchase Agreement;

WHEREAS, HPP and PCC are parties to that certain Asset Purchase and Sale Agreement (Preparation Plant Assets) dated as of December 12, 2014, as amended by that certain First Amendment of even date herewith (the “Prep Plant Asset Purchase Agreement”), pursuant to which HPP has agreed to purchase, and PCC has agreed to sell, the “Purchased Assets” described in the Prep Plant Asset Purchase Agreement;

WHEREAS, HPP and PCC are parties to that certain Asset Purchase and Sale Agreement (Central Warehouse Property) dated as of December 12, 2014 (the “CW Asset Purchase Agreement”, and together with the FR Asset Purchase Agreement, the Prep Plant Asset Purchase Agreement and the TM Asset Purchase Agreement, collectively, the “Asset Purchase Agreements”), pursuant to which HPP has agreed to purchase, and PCC has agreed to sell, the “Purchased Assets” described in the CW Asset Purchase Agreement; and

WHEREAS, the parties desire to amend certain provisions of the Asset Purchase Agreements and the Huntington CSA, as provided herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  DEFINITIONS.  Defined terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreements and/or the Huntington CSA, as the case may be.

2.  AMENDMENT TO SECTION 2.2 OF THE FR ASSET PURCHASE AGREEMENT.  Section 2.2 of the FR Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“2.2.                      Purchase Price.  As consideration for the sale of the Purchased Assets and the other obligations of Seller hereunder, on the Closing Date, Buyer shall pay to Seller Thirty Million Dollars (USD $30,000,000.00) (the “Purchase Price”) in the form of a promissory note bearing interest at seven percent (7%) per annum with a maturity date of the earlier of (i) August 31, 2015, or (ii) one (1) business day following the closing of the refinancing of the senior credit facility of Buyer’s parent company.  The Note shall be substantially in the form attached hereto as Exhibit C (“Note”) and shall be secured by a parental guarantee from Bowie Resource Holdings, LLC.”

3.  AMENDMENT TO SECTION 8.2(A) OF THE FR ASSET PURCHASE AGREEMENT.  Section 8.2(a) of the FR Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Buyer shall execute and deliver the Note in favor of Seller.”

4.  AMENDMENT TO SECTION 8.3(C) OF THE FR ASSET PURCHASE AGREEMENT.  Section 8.3(c) of the FR Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c)                            Under the terms of the Coal Leases, an advanced minimum royalty payment of One Million Two Hundred Forty Five Thousand Four Hundred Sixty Seven and 37/100 Dollars ($1,245,467.37) was due on or before January 18, 2015.  Prior to such date, Seller paid, in full, such royalty payment.  At Closing, the Purchase Price will be increased by One Hundred Seventy One Thousand One Hundred Sixty Six and 10/100 Dollars ($171,166.10), to reimburse Seller for said royalty payment, less Six Hundred Thousand Dollars ($600,000), with said reimbursement prorated based on the January 18th due date (the Mineral Lease anniversary date), acknowledging that such minimum royalty is amortized over a period of one (1) year from January 18, 2015.  The royalty reimbursement shall be due at Closing, and shall not be included in the Note as set forth in Section 2.2.  Except as provided in this Section 8.3(c), Seller waives any rights it may have to seek reimbursement from Buyer with respect to any rentals or royalties paid prior to the Closing.

5.  ADDITION OF EXHIBIT C TO THE FR ASSET PURCHASE AGREEMENT.  A new Exhibit C is attached to the FR Asset Purchase Agreement in the form attached as Exhibit A to this Agreement.

6.  DEFAULT OF NOTE.  In the event the Note delivered by Fossil Rock to FRF under the FR Asset Purchase Agreement is not paid in full by its maturity date, FRF and PCC shall have, in addition to any rights or remedies under the Note, the following options to cure the default under the Note, as determined by FRF and PPC, in their sole discretion:

6.1                     Upon demand by FRF and PCC, Fossil Rock and HPP shall sell, assign, transfer and convey to FRF and PCC, respectively, for no consideration and free and clear of all liens created by, through or under Fossil Rock or its affiliates, the Purchased Assets under the FR Asset Purchase Agreement, TM Asset Purchase Agreement and CW Asset Purchase Agreement, or

6.2                     Upon demand by FRF and PCC, FRF and PCC shall have right to recover the Purchase Price under the FR Asset Purchase Agreement, plus accrued interest at the Default Rate as set forth in the Note, through a deduction of Five Dollars ($5.00) per ton from the “Tier 1 Base Price” (as defined under Section 5.02 of Huntington CSA) under the Huntington CSA.  FRF and PCC shall have the right to said deduction until such time as the full amount of the Note, and all accrued interest, has been (i) paid by Fossil Rock, or (ii) recovered by FRF and PCC through this deduction from the Tier 1 Base Price.

7.                   CONDITION OF ASSETS.  Prior to full payment of the Note by Fossil Rock, neither Fossil Rock, nor any of its affiliates, shall remove, demolish, sale, materially modify, encumber or adversely change or devalue the Purchased Assets under the FR Asset Purchase Agreement, TM Asset Purchase Agreement or CW Purchase Agreement.

8.                   WAIVER OF CONDITIONS PRECEDENT.

8.1                     California PUC Approvals.  Sections 7.1(a) and 7.2(a) of each of the Asset Purchase Agreements provide as conditions precedent to Closing the transactions contemplated under the Asset Purchase Agreements that PCC obtain all regulatory approvals for the transfer of the “Purchased Assets” as defined under and pursuant to the respective Asset Purchase Agreements.  Sections 10.01(e) and 10.02(e) of the Huntington CSA provide as conditions precedent to the obligations of BCS and PCC under the Huntington CSA that PCC obtain all necessary regulatory approvals for the execution of the Huntington CSA.

PCC and FRF hereby waive, as to the respective agreements to which they are signatories, the conditions precedent as set forth under Section 7.1(a) of the Asset Purchase Agreements, and Section 10.01(e) of the Huntington CSA, the conditions precedent as they pertain only to any regulatory approvals required from the California Public Utilities Commission.  BCS, HPP and Fossil Rock agree to close the transactions contemplated by the Asset Purchase Agreements and Huntington CSA without waiving the conditions precedent under Section 7.2(a) of the Asset Purchase Agreements or Section 10.02(e) of the Huntington CSA as they pertain to any regulatory approvals required from the California Public Utilities Commission, or waiving any rights related thereto.

8.2                     Water for Prep Plant.  Section 10.01(f) of the Huntington CSA provides as a condition precedent to Closing that HPP shall acquire 200 acre feet of water for use at the Prep Plant.  HPP hereby waives this condition precedent.

9.         MISCELLANEOUS.

9.1  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.2  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same agreement.

9.3  JURY WAIVER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FOSSIL ROCK RESOURCES, LLC

By:	/s/ Johannes H. Dreyer

Name:	Johannes H. Dreyer

Title:	CEO

HUNTER PREP PLANT, LLC

By:	/s/ Johannes H. Dreyer

Name:	Johannes H. Dreyer

Title:	CEO

BOWIE COAL SALES, LLC

By:	/s/ Johannes H. Dreyer

Name:	Johannes H. Dreyer

Title:	CEO

FOSSIL ROCK FUELS, LLC

By:	/s/ Cindy A. Crane

Name:	Cindy A. Crane

Title:	President

PACIFICORP

By:	/s/ Cindy A. Crane

Name:	Cindy A. Crane

Title:	President/CEO - PacifiCorp dba Rocky Mountain Power

EXHIBIT A

[attached]

$30,000,000.00	June 5, 2015
Salt Lake City, Utah

PROMISSORY NOTE

FOR VALUE RECEIVED, FOSSIL ROCK RESOURCES, LLC, a Delaware limited liability company (“Borrower”), having a mailing address of 6100 Dutchmans Lane, 9th Floor, Louisville, Kentucky 40205, promises to FOSSIL ROCK FUELS, LLC, a Delaware limited liability company (“Lender”), as follows:

1.                                      Principal and Interest.  Borrower promises to pay to the order of Lender, at 1407 W. North Temple Street, Salt Lake City, Utah 84116, or by wire transfer pursuant to wiring instructions provided by Lender, or at such other place or to such other party as Lender may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Thirty Million Dollars ($30,000,000.00), together with interest thereon from the date hereof until paid in full at a rate equal to seven percent (7.0%) per annum.  The entire outstanding principal balance, together with all interest accrued thereon, shall be due and payable in full on or before the earlier of (i) August 31, 2015, or (ii) one (1) business day following the closing of the refinancing of the senior credit facility of Borrower’s parent company.  Notwithstanding any provision hereof to the contrary, Borrower shall have the right, at any time and from time to time, to prepay, without penalty or liability, all or any portion of the outstanding principal balance of this Promissory Note (the “Note”).

In the event any payment due hereunder shall not be paid on the date due, such amount shall accrue interest at a rate equal to the lesser of (i) eighteen percent (18.0%) per annum, or (ii) the maximum rate permitted by applicable law (the “Default Rate”) from the date due until paid and, moreover, in the event any payment shall not be paid within five (5) business days of the date due, then, in addition to any principal and interest then due, a late charge of five percent (5.0%) of such amount shall be due and payable.  Further, if upon an Event of Default (as defined below), Lender elects to accelerate the entire unpaid principal balance, or initiates legal action to collect any monies due hereunder, then the interest rate shall increase from the date of acceleration or initiation of legal action until paid in full, both before and after judgment, to a rate equal to the Default Rate.  Interest shall be calculated on the basis of a 360-day year using the actual number of days elapsed divided by 360.

2.                                      Guaranty.  As security for Borrower’s payment and performance of this Note, concurrently with the execution and delivery of this Note to Lender, Borrower shall cause its affiliate, Bowie Resource Holdings, LLC, a Delaware limited liability company (the “Guarantor”), to execute and deliver to Lender a guaranty of Borrower’s payment and performance of this Note in the form attached hereto as Schedule “A” (the “Guarantee”).  Borrower acknowledges and agrees that the creditworthiness of Guarantor is a basis upon which Lender has determined that it is protected against risk of Borrower’s default and thereby has agreed to lend Borrower the principal set forth above.  Except with Lender’s prior written consent, which consent may be withheld, conditioned or delayed in Lender’s sole discretion,

Borrower agrees that any direct or indirect transfer of more than 49% of the ownership interests of Guarantor shall constitute a breach hereof; provided, however, that Borrower shall not be in violation of this Section 2 so long as any such transfer of ownership interests of Guarantor is to an affiliate of Guarantor with a credit rating equal to or greater than that of Guarantor.  Any violation of the above-restriction shall cause the then outstanding principal balance and all interest accrued thereon and any other sums due hereunder, at the option of Lender, to immediately become due and payable

3.                                      Subordination. This Note and the Guarantee shall be subordinated to Guarantor’s current senior secured credit facility with Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities (the “Senior Credit Facility”).

4.                                      Default.  An “Event of Default” shall occur upon the happening of any one of the following events:  (a) Borrower fails to pay any amount, principal and interest, within five (5) business days following the date when due; or (b) a breach of any of the terms of (i) this Note, or (ii) that certain Asset Purchase and Sale Agreement (Fossil Rock Assets), dated December 12, 2014, by and between Borrower, as buyer, and Lender, as seller (the “Asset Purchase Agreement”); provided that, in the case of a nonmonetary default, any such Event of Default shall not be cured within thirty (30) days (or such other longer period as shall be reasonably necessary therefor (not to exceed, in any event, ninety (90) days), so long as Borrower shall commence to cure any such Event of Default within such thirty (30) day period and thereafter prosecute such cure with reasonable due diligence) following written notice thereof from Lender.

5.                                      Remedies.  Upon the occurrence of an Event of Default, in addition to the default provisions contained in that certain Omnibus Amendment Agreement of even date herewith, Lender may declare the entire unpaid principal balance, together with all accrued interest, to be immediately due and payable without presentment, demand or other notice of any kind.  To the extent permitted by law, Borrower waives any rights to offset, deduction, protest, presentment, demand, notice of dishonor, or other notice of any kind in connection with this Note, and waives any right to be released by reason of any extension of time or change in terms of payment or any change, alteration, or release of any security given for the payment hereof.  No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege provided at law, in equity, or by contract.  The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies.  Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorneys’ fees, including such expenses incurred before legal action, during the pendency thereof, and continuing to all such expenses in connection with appeals to higher courts arising out of matters associated herewith.

6.                                      Due on Sale.  Borrower acknowledges and agrees that the creditworthiness and expertise of Borrower and its affiliates in owning and operating the property purchased by Borrower under the Asset Purchase Agreement (the “Property”) is a basis upon which Lender has determined that it is protected against risk of default and thereby has agreed to lend Borrower the principal set forth above.  Except with Lender’s prior written consent, which consent may be withheld, conditioned or delayed in Lender’s sole discretion, Borrower agrees that (a) the Property shall not be sold, agreed to be sold, conveyed, transferred, assigned, disposed of, or encumbered

(except under the Senior Credit Facility), whether voluntarily, involuntarily, by operation of law or otherwise, and/or (b) any direct or indirect transfer of more than 49% of the ownership interests of Borrower shall constitute a breach hereof; provided, however, that Borrower shall not be in violation of this Section 6 so long as any such transfer of the Property or ownership interests of Borrower is to an affiliate of Borrower.  Any violation of the above-restrictions shall cause the then outstanding principal balance and all interest accrued thereon and any other sums due hereunder, at the option of Lender, to immediately become due and payable.

7.                                      General Provisions.  This Note shall be binding upon Borrower and its successors and assigns.  This Note and all documents and instruments associated herewith shall be governed by, and construed and interpreted in accordance with, the laws of the State of Utah.  This Note has been delivered to Lender and accepted by Lender in the State of Utah.  Venue of any dispute involving this Note or any provision or interpretation thereof, or involving any matter arising out of or connected in any way with this Note, and jurisdiction over the parties hereto, may be in any court of competent jurisdiction in the State of Utah.  Borrower hereby irrevocably consents and submits to the jurisdiction and venue of said courts, hereby waiving any rights it may now or hereafter have to object to, or seek a change of, such jurisdiction and venue.  The use of paragraph headings in this Note is for convenience only, and Borrower understands and agrees that such headings shall not be used in interpreting or construing this Note or any provision hereof.  Time is of the essence hereof and each and every term and provision set forth herein.

8.                                      No Waiver.  No single or partial exercise of any power hereunder or under this Note shall preclude other or further exercises thereof or the exercise of any other power.  Any delay or omission on the part of Lender in exercising any right hereunder or under this Note shall not operate as a waiver or relinquishment of such right, or of any other right under this Note.

9.                                      Borrower’s Representations and Warranties.  Borrower acknowledges, represents, warrants and confirms to Lender, and covenants with Lender, as follows:

(a)                                 Borrower is a limited liability company duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware and shall at all times during such time as any obligation remains outstanding under this Note maintain its limited liability company existence and keep current all necessary filings relating thereto;

(b)                                 The execution, delivery and performance by Borrower of this Note have been duly authorized by all necessary member, manager and/or other limited liability company action on the part of Borrower, do not and will not contravene or violate any provision of Borrower’s articles of organization or operating agreement, and will not result in the creation or imposition of any lien on Borrower’s assets, and the person executing this Note on behalf of Borrower has been duly authorized to do so; and

(c)                                  Borrower will comply in all material respects with the requirements of all laws and regulations applicable to Borrower, the non-compliance of which would be reasonably likely to materially and adversely affect Borrower’s business or financial condition.

10.                               Successors and Assigns.  This Note shall inure to the benefit of Lender and its successors and assigns.  The obligations of Borrower hereunder shall not be assignable without the prior written consent of Lender, which may be withheld or conditioned in Lender’s sole discretion, and any proposed assignment without such consent shall be deemed void.

11.                               JURY WAIVER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.                               Entire Agreement in Writing.  This Note, along with the default provisions contained in that certain Omnibus Amendment Agreement of even date herewith, are the final expressions of the agreement and understanding of Borrower and Lender with respect to the subject matter hereof and supersedes any previous understanding, negotiations or discussions, whether written or oral.  This Note may not be contradicted by evidence of any alleged oral agreement.

BORROWER:

FOSSIL ROCK RESOURCES, LLC,
a Delaware limited liability company

By:
Print Name:
Its:

Schedule “A”

To Promissory Note

Form of Guaranty

GUARANTY

The undersigned Bowie Resource Holdings, LLC, a Delaware limited liability company (“Guarantor”), hereby guarantees all liabilities and obligations of Fossil Rock Resources, LLC, a Delaware limited liability company (“Borrower”) under that certain Promissory Note dated June 5, 2015 (the “Note”), with Fossil Rock Fuels, LLC, a Delaware limited liability company (“Lender”).  No failure or delay by Lender in exercising any right or remedy under the Note shall operate as a waiver of such right or remedy.  Guarantor hereby waives notice or demand of performance in the acceptance of its obligations under this guarantee.  Lender and Borrower may at any time, without notice to or consent of the undersigned, and without in any manner affecting the liability of the undersigned under this guarantee, mutually agree to amend, extend, modify, supplement or waive any term or condition of the Note, and in such event, the undersigned shall be bound by, and this guarantee shall automatically extend to, the Note as so amended, extended, modified, supplemental or waived without any action required by the undersigned.  The liability and obligations of the undersigned hereunder shall be primary, direct and absolute and the undersigned hereby waives any right to require that resort be had against any other person.

BOWIE RESOURCE HOLDINGS, LLC,

a Delaware limited liability company

By:

Name:

Title:

Date: